Exhibit j1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

MainStay Funds Trust:

We consent to the use of our report dated January 27, 2020, with respect to the financial statements and financial highlights of the MainStay Cushing® Funds, three of the funds comprising MainStay Funds Trust, as of November 30, 2019, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus, and on the cover of and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 25, 2020